Exhibit 10.1

INCREMENTAL JOINDER AGREEMENT

INCREMENTAL JOINDER AGREEMENT, dated as of August 28, 2015 (this “Agreement”), among CommScope, Inc. (“Borrower”), CommScope Holding Company, Inc. (“Holdings”), the subsidiary guarantors listed on the signature pages hereto (the “Subsidiary Guarantors,” and together with Holdings, the “Guarantors”), the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein (other than in Section 2(h) herein) but not otherwise defined have the meanings assigned to such terms in the Amended Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Borrower, the Guarantors listed on the signature pages thereto, the several lenders from time to time party thereto prior to giving effect to this Agreement (the “Original Lenders”), J.P. Morgan Securities LLC, as Arranger and Sole Bookrunner (the “Arranger”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent originally entered into the credit agreement on January 14, 2011, as amended and restated by the amendment agreement dated as of March 7, 2012 and as further amended and restated as of March 8, 2013 and December 3, 2013 (the “Original Credit Agreement”), pursuant to which the Original Lenders made certain loans and other extensions of credit to Borrower;

WHEREAS, pursuant to Section 2.17 of the Original Credit Agreement the Borrower has requested the establishment of a New Term Facility in an aggregate par principal amount of $1,250,000,000 (any term loans in respect thereof, the “Tranche 5 Term Loans”).

WHEREAS, prior to the date hereof, pursuant to that certain Escrow Credit Agreement dated June 29, 2015 (as amended, supplemented, or otherwise modified, the “Escrow Credit Agreement”), among CommScope Finance LLC (the “Escrow Borrower”), JPMorgan Chase Bank, N.A. as administrative agent (the “Escrow Administrative Agent”) and the lenders party thereto (the “Escrow Lenders”), the Escrow Lenders have made loans to the Escrow Borrower in an aggregate par principal amount of $1,250,000,000 (the “Escrow Loans”), with the proceeds of such Escrow Loans held in escrow in accordance with the terms of the Escrow Agreement (as defined in the Escrow Credit Agreement) (the “Escrow”).

WHEREAS, Escrow Borrower is a wholly-owned Unrestricted Subsidiary of the Borrower, and, in order to effect the establishment of the Tranche 5 Term Loans, substantially concurrently with the release of the Escrow Loans from Escrow, the Escrow Borrower shall have merged with and into Borrower with Borrower surviving such merger by operation of law and assuming all outstanding Escrow Loans (the “Merger”);

WHEREAS, upon the Merger and the satisfaction or waiver of the other conditions precedent set forth in Section 2 below, the Escrow Loans shall constitute the Tranche 5 Term Loans, outstanding under the Amended Credit Agreement pursuant to Section 2.17 thereof;

WHEREAS, immediately upon the incurrence of such Tranche 5 Term Loans by the Borrower, the Required Lenders under the Original Credit Agreement (as such agreement has been modified by the Tranche 5 Term Loans made thereunder) shall be deemed to have approved certain additional modifications to the Original Credit Agreement and the other Loan Documents (such additional modifications not related to the establishment of the Tranche 5 Term Loans, the “Required Lender Amendments”);

WHEREAS, the Escrow Administrative Agent, on behalf of each Escrow Lender as set forth in the Escrow Credit Agreement, hereby agrees that upon the Merger and the satisfaction or waiver of the other conditions precedent set forth in Section 2 below each Escrow Lender shall be a Lender with outstanding Tranche 5 Term Loans under the Amended Credit Agreement (each a “Tranche 5 Lender”), bound by the terms hereof and the Amended Credit Agreement. For the avoidance of doubt, immediately after the Tranche 5 Effective Date the Tranche 5 Term Loans shall be outstanding with the same Interest Period as the Interest Period of the Escrow Loans existing immediately prior to the Tranche 5 Effective Date, and any accrued but unpaid interest on the Escrow Loans under the Escrow Credit Agreement shall be deemed accrued and unpaid interest on the Tranche 5 Term Loans under the Amended Credit Agreement.

WHEREAS, in furtherance thereof and to establish the Tranche 5 Term Loans pursuant to Section 2.17 of the Original Credit Agreement and consistent with the provisions set forth above, each party hereto (including the Escrow Administrative Agent on behalf of the Escrow Lenders) hereby consents to the modifications to the Original Credit Agreement as set forth in Section 1 below (the Original Credit Agreement, as hereby modified, the “Amended Credit Agreement”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendment to Original Credit Agreement

The Original Credit Agreement is, effective as of the Tranche 5 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Original Credit Agreement attached as Annex A hereto. Additionally, the Security Agreement is, as of the Tranche 5 Effective Date, hereby amended to (a) replace the reference to “$7.0 million” in the definition of “Excluded Accounts” therein with “$20.0 million” and (b) replace the reference to “Section 2.15” in Section 7.2 of the Security Agreement with “Section 8.03”. For the avoidance of doubt, any Required Lender Amendments set forth therein shall be deemed to have occurred immediately upon the establishment of the Tranche 5 Term Loans as set forth herein.

SECTION 2. Conditions Precedent to the Effectiveness of this Amendment

This Agreement shall become effective as of the date (the “Tranche 5 Effective Date”) of the satisfaction or waiver of each of the conditions precedent set forth in this Section 2 hereof.

(a) Executed Counterparts. The Administrative Agent shall have received this Agreement, duly executed by (A) each Tranche 5 Lender and (B) each of the other parties hereto.

(b) Corporate and Other Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or managing member (or equivalent governing body) of each Loan Party authorizing (a) the execution, delivery and performance of this Agreement and the Amended Credit Agreement (and any agreements relating thereto) and (b) in the case of Borrower, the extensions of credit contemplated hereunder and under the Amended Credit Agreement.

(c) Incremental Conditions. The conditions set forth in Section 2.17(d) of the Original Credit Agreement shall be satisfied or waived in accordance with the requirements of the Original Credit Agreement.

(d) Certificates. The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and any other legal matters relating to the Loan Parties or the Loan Documents all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, (ii) an officer’s certificate of Borrower, dated the Tranche 5 Effective Date, confirming compliance with the conditions set forth in this Section 2(c), (g), (h), (i) and (j) and (iii) a solvency certificate of the chief financial officer of the Borrower in substantially the form attached as Exhibit B hereto.

(e) Opinions of Counsel. The Administrative Agent shall have received (i) a legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Latham & Watkins LLP, counsel to the Loan Parties and (ii) a legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Robinson, Bradshaw & Hinson, P.A., local counsel in North Carolina for the Loan Parties.

(f) Promissory Notes. Each Tranche 5 Lender shall have received, if requested reasonably in advance, one or more promissory notes payable to the order of such Lender duly executed by Borrower in substantially the form of Exhibit B-3, as applicable, to the Amended Credit Agreement evidencing its Tranche 5 Term Loans and/or the commitments in respect thereof.

(g) Acquisition Agreement Representations and Specified Representations. The Acquisition Agreement Representations and the Specified Representations shall each be true and correct in all material respects. The “Acquisition Agreement Representations” means the representations made by TE Connectivity, Ltd. (the “Seller”) with respect to the Target and its Subsidiaries in the TE Acquisition Agreement that are material to the interests of the Tranche 5 Term Loan lenders, to the extent that Holdings or the Borrower (or their Affiliate) has the right to terminate their or its obligations under the TE Acquisition Agreement, or the right to decline to consummate the TE Acquisition, as a result of a breach of such representations in the TE Acquisition Agreement. The “Specified Representations” means the representations and warranties of the Borrower and Holdings set forth in the following Sections of the Original Credit Agreement: Sections 5.01(a) and (b) (in each case, other than with respect to corporate or other organizational existence, as it relates to the entering into and performance of the Loan Documents); Section 5.02(a) (with regard to Holdings and Borrower and as it relates to the entering into and performance of the Loan Documents); Section 5.04 (as it relates to the entering into and performance of the Loan Documents); Section 5.13; Section 5.17 (but with references to the “Closing Date” therein replaced by the “Tranche 5 Effective Date”); Section 5.20; Section 5.21 (solely with respect to the use of the proceeds of the Tranche 5 Term Loans); and Section 5.22 (solely with respect to the use of the proceeds of the Tranche 5 Term Loans).

(h) No Material Adverse Effect. Between January 27, 2015 and the Tranche 5 Effective Date, there has been no Material Adverse Effect. “Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would reasonably be expected to (A) result in a material adverse effect on the business, condition (financial or otherwise), assets (including intangible assets and rights) or results of operations of the Business, other than, for purposes of this clause (A) only, (X) any event, circumstance, development, change or effect resulting from the following: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles

(including GAAP); (iii) changes affecting industries, markets or geographical areas in which the Business operates; (iv) the announcement or pendency of the transactions contemplated by the Agreement or other communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (v) the consummation of the transactions contemplated by the Agreement or any actions by Purchaser or Seller expressly required pursuant to the Agreement (other than actions required pursuant to Section 5.2(a)(i) of the Agreement); (vi) actions prohibited under Section 5.2 of the Agreement to which Purchaser gave its prior written consent; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of the Agreement; or (viii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Purchaser’s compliance with its obligations under Section 5.4 of the Agreement, except, in the case of the foregoing clauses (i), (ii), (iii) or (vii), to the extent such changes or developments referred to therein have a materially disproportionate impact on the Business as compared to other companies with businesses similar to the Business or (Y) any failure by the Business to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business (provided that the underlying causes of such failure (subject to clauses (i)-(viii) of this definition) shall be considered in determining whether a “Material Adverse Effect” has occurred) or (B) materially impair or delay beyond the End Date the ability of the Seller (or the Seller Entities) to consummate the transactions contemplated by the Agreement. Capitalized terms in the preceding definition are used as defined in the TE Acquisition Agreement in effect on January 27, 2015.

(i) The TE Acquisition; Merger. The TE Acquisition shall have been consummated, or substantially simultaneously with the effectiveness of the Tranche 5 Term Loans upon release from Escrow and the release from escrow of the New Senior Unsecured Notes, shall be consummated, in all material respects in accordance with the terms of the TE Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Tranche 5 Term Loan Lenders or the Arrangers in respect of the Tranche 5 Term Loans without the prior consent of such Arrangers (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price in connection with the TE Acquisition shall not be deemed to be material and adverse to the interests of the Tranche 5 Term Loan Lenders and the Arrangers; provided that (i) any increase in the purchase price shall be funded solely by an increase in the amount of cash consideration and (ii) any reduction of the purchase price shall reduce on a dollar-for-dollar basis the amounts to be funded under the New Senior Unsecured Notes. The Merger shall have been, or substantially simultaneously with the effectiveness of the Tranche 5 Term Loans shall be, consummated.

(j) Payoff of Certain Indebtedness. Substantially concurrently with the funding of the Tranche 5 Term Loans, all existing third party indebtedness for borrowed money of the Target and its Subsidiaries (other than (i) ordinary course capital leases, purchase money indebtedness, equipment financings, customer financings and related guarantees, hedging obligations and related guarantees and other ordinary short term working capital facilities, (ii) indebtedness permitted to remain outstanding or be incurred prior to the Tranche 5 Term Loan Effective Date under the TE Acquisition Agreement, (iii) intercompany indebtedness and (iv) certain other limited indebtedness that the Administrative Agent and the Borrower reasonably agree may remain outstanding after the Tranche 5 Term Loan Effective Date) shall be repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated (or notice for the repayment or redemption thereof shall be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy and discharge in full the obligations under any related indentures or notes), and all related guarantees and security interests will be terminated and released.

(k) Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets of Holdings and its Subsidiaries and the Target and its Subsidiaries and, in each case, the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries and the Target and its Subsidiaries for the fiscal years ended December (in the case of Holdings) and September (in the case of the Target) 2012 (other than with respect to the audited consolidated balance sheet of the Target and its Subsidiaries), 2013 and 2014 and, in the case of Holdings for any other fiscal year ended at least 90 days prior to the Tranche 5 Term Loan Effective Date and, in the case of the Target such audited financial statements of the Target for its fiscal year ended September 2015 if the Tranche 5 Term Loan Effective Date occurs 90 days or more after September 25, 2015 and (b) unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows of the Holdings and its Subsidiaries and the Target and its Subsidiaries for each subsequent fiscal quarter ending after December 2014 (in the case of Holdings) and September 2013 (in the case of the Target) and ended at least 45 days prior to the Tranche 5 Term Loan Effective Date (other than any fiscal fourth quarter). The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (a) in the case of Holdings, for the fiscal years ended December 2012, 2013 and 2014, and in the case of the Target, for the fiscal years ended September 28, 2012, September 27, 2013 and September 26, 2014, and in the foregoing clause (b) in the case of the Target, for the fiscal quarters ended December 25, 2014 and March 27, 2015 and, in the case of Holdings, for the fiscal quarter ended March 31, 2015.

(l) Fees and Expenses. The Arranger shall have received the fees, if any, required to be paid on the Tranche 5 Effective Date and all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP, counsel for the Arrangers) for which invoices have been presented at least five (5) business days prior to the Tranche 5 Effective Date (or such later date as the Borrower may reasonably agree).

(m) Mortgage Property. The Borrower shall have provided life of loan flood hazard determinations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party) with respect to each Mortgaged Property that has located on it one or more buildings. If any portion of the buildings located on any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount that is reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

(n) Patriot Act; KYC. The Administrative Agent shall have received at least three business days prior to the Tranche 5 Effective Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten days prior to the Tranche 5 Effective Date by any Tranche 5 Lender that such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

SECTION 3. No Other Amendments; References to the Credit Agreement

Other than as specifically provided herein or in the Amended Credit Agreement, this Agreement shall not operate as a waiver or amendment of any right, power or privilege of the Lenders under (and as defined in) the Original Credit Agreement or any other Loan Document (as such term is defined in the Original Credit Agreement) or of any other term or condition of the Original Credit Agreement or any other Loan Document (as such term is defined in the Original Credit Agreement) nor shall the entering into of this Agreement preclude the Lenders from refusing to enter into any further waivers or amendments with respect to the Amended and Restated Credit Agreement. All references to the Original Credit Agreement in any document, instrument, agreement, or writing that is a Loan Document shall from and after the Tranche 5 Effective Date be deemed to refer to the Amended Credit Agreement, and, as used in the Amended Credit Agreement, the terms “Agreement,” “herein,” “hereafter,” “hereunder,” “hereto” and words of similar import shall mean, from and after the Tranche 5 Effective Date, the Amended Credit Agreement.

SECTION 4. Headings

The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

SECTION 5. Execution in Counterparts

This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts together shall be deemed to constitute one and the same instrument. A counterpart hereof or a signature page hereto delivered by facsimile or electronic transmission (such as a .pdf file) shall be effective as delivery of a manually signed, original counterpart hereof.

SECTION 6. Cross-References

References in this Agreement to any Section are, unless otherwise specified or otherwise required by the context, to such Section of this Agreement.

SECTION 7. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8. Loan Party Acknowledgments

(a) Each Loan Party hereby (i) expressly acknowledges the terms of the Amended Credit Agreement, (ii) ratifies and affirms its obligations under the Loan Documents (including guarantees and security agreements) executed by such Loan Party, (iii) acknowledges, renews and extends its continued liability under all such Loan Documents to which it is a party and agrees such Loan Documents remain in full force and effect and the same are ratified and confirmed and (iv) agrees that each Collateral Document to which it is a party secures all Obligations of the Borrower and Guarantors in accordance with the terms thereof.

(b) Each Loan Party hereby reaffirms, as of the Tranche 5 Effective Date, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Agreement and the transactions contemplated thereby, and (ii) its guarantee of payment of the Obligations pursuant to the Amended Credit Agreement or Guarantee and its grant of Liens on the Collateral to secure the Obligations.

(c) Each Loan Party hereby acknowledges and agrees that the acceptance by the Administrative Agent, each Lender and each other Agent of this document shall not be construed in any manner to establish any course of dealing on any Agent’s or Lender’s part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.

SECTION 9. Post-Closing Collateral Matters

The Collateral Agent shall have received, to the extent not delivered on the Amendment and Restatement Date, within 60 days of the Tranche 5 Effective Date, with respect to each Mortgage encumbering Mortgaged Property other than the Mortgaged Property located in North Carolina and by December 31, 2015 with respect to the Mortgaged Property located in North Carolina to the extent such Mortgaged Property is still owned by a Loan Party on such date, in each case, unless waived or extended by the Collateral Agent in the sole discretion of the Collateral Agent:

(i) With respect to each Mortgage encumbering Mortgaged Property, an amendment thereof (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where the corresponding Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent and otherwise approved by the applicable local counsel for filing in the appropriate jurisdiction;

(ii) A datedown endorsement to the existing mortgage title insurance policies (each, a “Mortgage Policy,” collectively, the “Mortgage Policies”) relating to the Mortgage encumbering the Mortgaged Property subject to such Mortgage assuring the Collateral Agent that such Mortgage, as amended by such Mortgage Amendment is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all defects, encumbrances and Liens except for Permitted Encumbrances (as defined in each Mortgage), and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent;

(iii) With respect to each Mortgage Amendment relating to Mortgaged Property located in North Carolina, an opinion of local counsel to the Loan Parties, which opinion shall be addressed to the Administrative Agent and Collateral Agent and the Secured Parties, shall cover the enforceability of the respective Mortgage as amended by such Mortgage Amendment, the due authorization, execution and delivery of the Mortgage Amendment and such other matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request and shall be in form and substance reasonably satisfactory to the Collateral Agent;

(iv) With respect to each Mortgage Amendment other than the Mortgage Amendments relating to the Mortgaged Property located in North Carolina, an opinion from Latham and Watkins LLP, which opinion shall be addressed to the Administrative Agent and Collateral Agent and the Secured Parties and shall cover the due authorization, execution and delivery of the Mortgage Amendment, in form and substance reasonably satisfactory to the Collateral Agent;

(v) With respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policies; and

(vi) Evidence acceptable to the Collateral Agent of payment by the Borrower of all applicable title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies.

[SIGNATURE PAGES FOLLOW]

Exhibit B to Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and general partners thereunto duly authorized, as of the date first written above.

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Secretary

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President and Secretary

ALLEN TELECOM LLC
ANDREW SYSTEMS INC.
CABLE TRANSPORT, INC.
COMMSCOPE TECHNOLOGIES LLC
COMMSCOPE, INC. OF NORTH CAROLINA
CONNECTIVITY SOLUTIONS MANUFACTURING LLC
REDWOOD SYSTEMS, INC.
VEXTRA TECHNOLOGIES, LLC

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Tina Ruyter
Name:	Tina Ruyter
Title:	Executive Director

JPMORGAN CHASE BANK, N.A.,as Escrow Administrative Agent, on behalf of the Escrow Lenders (after giving effect hereto, the Tranche 5 Lenders) pursuant to the Escrow Credit Agreement

By:	/s/ Tina Ruyter
Name:	Tina Ruyter
Title:	Executive Director